                                                                    EXHIBIT 11.1

ITEM 6    EXHIBITS AND REPORTS ON FORM 8-K

          (a)  Exhibits

          11.1  Statement Re Computation of Per Share Earnings

          27.1  Financial Data Schedule

          (b)  Reports on Form 8-K

               None

                               Computation of Per Share Earnings (Loss)
                           (in thousands, except earnings (loss) per share)

                                                          Three Months Ended     Nine Months Ended
                                                              September 30          September 30
                                                        ----------------------  ----------------------
                      Primary                               1996       1995       1996       1995
------------------------------------------------------------------------------  ----------------------
Average shares outstanding                                 14,838     16,603     15,199     17,079

Net effect of the assumed exercise of stock options -
        based on the treasury stock method using
        average market price                                  372        208        325         85

Net effect of the assumed exercise of MRP's - based
        on the treasury stock method using average
        market price                                          164         77        127         31
                                                        ----------------------  ----------------------
Average common & common stock equivalents                  15,374     16,888     15,651     17,195
                                                        ======================  ======================
Net income (loss)                                         ($1,006)    $3,746     $7,733    $12,540
                                                        ======================  ======================
Earnings (loss) per share                                  ($0.07)     $0.22      $0.49      $0.73
                                                        ======================  ======================


                    Fully Diluted
-------------------------------------------------------
Average shares outstanding                                 14,838     16,603     15,200     17,079

Net effect of the assumed exercise of stock options -
        based on the treasury stock method using
        average market price or period end market
        price, whichever is higher                            379        239        395        118

Net effect of the assumed exercise of MRP's - based
        on the treasury stock method using average
        market price or period end market price,
        whichever is higher                                   165         85        143         36
                                                        ----------------------  ----------------------
Average common & common stock equivalents                  15,382     16,927     15,738     17,233
                                                        ======================  ======================
Net income (loss)                                         ($1,006)    $3,746     $7,733    $12,540
                                                        ======================  ======================
Earnings (loss) per share                                  ($0.07)     $0.22      $0.49      $0.73
                                                        ======================  ======================

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